FOR IMMEDIATE RELEASE	For More Information, Contact:
March 26, 2007	Glenn Wiener, GW Communications 212-786-6011 / gwiener@GWCco.com

Valentec Systems Awarded $3.6 Million in New Contract Orders
From The Israeli Defense Forces
MINDEN, LA, March 26, 2007 — Valentec Systems, Inc. (OTC-BB: VSYN.OB), a supplier of mission-critical conventional ammunition, pyrotechnic and related defense products, announced today that it has been awarded a $3.6 million contract to produce and integrate 56, 120mm Recoiling Mortar Systems (“RMS6”) for the Israeli Defense Forces. The Company received this award from its strategic partner, Soltam Systems, Inc., using U.S. Foreign Military Financing.
The Company will begin production immediately, with the first delivery scheduled in May 2007 and concluding in May 2008. Additionally, Valentec will also modify 46 M548A1 Israeli vehicles, by installing numerous artillery applications to the exterior, which in turn will provide enhanced battlefield capabilities.
Commenting on today’s announcement, Robert Zummo, Valentec’s President and Chief Executive Officer, said, “We are pleased to have received these additional orders to supply the Israeli Defense Forces with integrated armored vehicles that will provide significant advantages in firepower, area coverage and tactical mobility. This builds upon past awards and demonstrates the value of our technology and services and systems integration capabilities. We look forward to growing this partnership and believe there are additional opportunities for our Company in the future.”
Valentec was initially awarded a $16.7 million systems contract from Soltam for the production and integration of RMS6 120mm Mortar Weapon Systems for the Israeli Defense Forces in 2004 and completed production and delivery last year.
The mortar weapon system was fitted with an Electronic Fire Control System and integrated into the Israeli Defense Forces’ M1064A3 Mortar carriers as well as the towed platform. The 120mm self-propelled mortar contains state of the art command, control and communication devices and offers infantry and armor commander unique enhanced operational capabilities. Improvements in inertial navigation systems further enhance the accuracy in target and weapon location. Combined with a more sophisticated laying system, it also greatly increases the accuracy of mortar ammunition delivery.
About Valentec Systems, Inc.
Valentec Systems, Inc., headquartered in Minden, LA is a supplier of mission-critical conventional ammunition, pyrotechnic and related defense products. The company markets its products to the United States Army, Israeli Defense Forces and other Ministries of Defense in friendly nations around the world. Valentec’s business lines can be classified in three distinct segments including Systems Management/Integration, Energetic Manufacturing and Metal Parts Manufacturing. For more information, please visit our website, http://www.valentec.net or our most recent filings with the Securities and Exchange Commission (SEC).

Safe Harbor Language
Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to the company’s plans, objectives and expectations for future operations and are based upon management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, please refer to our most recent filings with the Securities and Exchange Commission, including but not limited to Valentec’s Annual Report on Form 10-KSB filed on April 17, 2006. These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
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